THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN
REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS
AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER
APPLICABLE STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD,
OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE
OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE
SECURITIES UNDER THE SECURITIES ACT AND QUALIFICATION
UNDER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF
COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH
REGISTRATION IS NOT REQUIRED.

                      	STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of the 10th day of December, 1997, by and between Netter Digital Entertainment, Inc., a Delaware corporation ("Optionor"), and Geoffrey Talbot ("Optionee") with reference to the following facts:

     A.	Optionor and Optionee have entered into a Consulting
Agreement of even date herewith (the "Consulting Agreement") pursuant to which Optionor has engaged Optionee to act as a financial advisor and consultant for a period of three (3) months commencing October 10, 1997.

     B.	In partial consideration of Optionee's services to be
performed under the Consulting Agreement, Optionor has agreed to grant to Optionee an option to purchase up to 150,000 authorized and unissued shares of Optionor's Common Stock ("Common Stock").

     C.	The Board of Directors of Optionor has approved Optionor's
execution, delivery and performance of the Consulting Agreement, including the grant by Optionor to Optionee of an option to purchase up to 150,000 shares of Common Stock, upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

     1.	GRANT OF OPTION; TERM AND CONSIDERATION.

          1.1	 Grant of Option.  Optionor hereby grants to Optionee
an irrevocable option (the "Option") to purchase up to an aggregate of 150,000 shares of Common Stock (the "Option Shares") at the price of $2.75 per Option Share (the "Exercise Price"), all on the terms, covenants and conditions set forth in this Agreement.

          1.2	Term.  The term of the Option (the "Term") shall
commence as of the date hereof and shall expire at 5:00 p.m. Pacific Standard Time on March 10, 1998.



     2.	EXERCISE OF OPTION.  Optionee may exercise the Option,
if at all, at any time during the Term by delivering written notice of exercise to Optionor specifying the number of Option Shares to be purchased and accompanied by payment of the Option Shares to be purchased, which payment shall be either (a) in the form of a certified or bank cashier's check, payable to the order of Optionor, or (b) by delivery to Optionor of shares of Common Stock having an aggregate "Fair Market Value" (as defined below) equal to the "Aggregate Exercise Price" (as defined below) of the Option Shares to be purchased. As used herein, the term "Aggregate Exercise Price" shall mean the amount of the Exercise Price times the number of Option Shares to be purchased. As used herein, the term "Fair Market Value" shall mean the fair market value of the Common Stock on the date such shares are delivered in payment of the Exercise Price, which fair market value shall be equal to the closing sales or closing bid price of one share of the Common Stock according to the NASDAQ quotations for the business day immediately preceding the day such shares are delivered to the Company. As soon as practicable after any exercise of this Option in accordance with the foregoing provisions, Optionor shall deliver to Optionee at the main office of Optionor, or at such other place as shall be mutually acceptable, a certificate or certificates representing the Option Shares as to which the Option has been exercised.

     3.	RESTRICTION ON ISSUANCE OF OPTION SHARES AND
DELIVERY. If authorization of any regulatory commission or agency is required for the lawful delivery of any certificate representing Option Shares, Optionor may withhold delivery of such certificate until such authorization has been granted. Optionor will make reasonable efforts to obtain such authorizations, but if Optionor is unable to obtain such authorizations from such regulatory commission or agency, which counsel for Optionor deems necessary for the lawful delivery of such certificate, Optionor shall be relieved from any liability for failure to deliver such certificate until such time that such authorization is obtained or is obtainable.

     4.	RIGHTS AS SHAREHOLDER.  Optionee shall have no rights
as a shareholder with respect to any Option Shares covered by the Option until the date of issuance of a stock certificate to Optionee for such Option Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     5.	CHANGES IN CAPITAL STRUCTURE.  The Exercise Price and
the number of Option Shares issuable upon the exercise of the Option shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 5. Upon each adjustment of the Exercise Price, Optionee shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Option Shares issuable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

          5.1	Subdivision or Combination of Stock.  In case
Optionor shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect

                              2

immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of Optionor shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

          5.2	Dividends In Common Stock, Other Stock Property,
Reclassification. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon exercise of the Option) shall have received or become entitled to receive, without payment thereof,

               (a)	any shares of Common Stock or any shares of
stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

               (b)	any cash paid or payable otherwise than as a
regular periodic cash dividend at a rate which is substantially consistent with Optionor's Certificate of Incorporation or past practice (or, in the case of an initial dividend, at a rate which is substantially consistent with industry practice); or

               (c)	any Common Stock or other securities or
property (including cash) by way of a spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 5.1 above), then and in each such case, Optionee shall, upon the exercise of the Option, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration thereof, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which Optionee would hold on the date of such exercise had it been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

          5.3	Reorganization, Reclassification, Consolidation, Merger
or Sale. If any reorganization of the capital stock of Optionor, or any consolidation or merger of Optionor with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the Optionee shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares

                              3

of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any such case, appropriate provision shall be made with respect to the rights and interests of Optionee to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Option Shares issuable and receivable upon the exercise of the Option) shall thereafter be applicable, as nearly as may be practical, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of the Option. Optionor will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than Optionor) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to Optionee at the last address of Optionee appearing on the books of Optionor, the obligation to deliver to Optionee such shares of stock, securities or assets as, in accordance with the foregoing provisions, Optionee may be entitled to purchase.

     6.	REPRESENTATIONS AND WARRANTIES OF OPTIONEE.
Optionee represents and warrants to Optionor that this Agreement has been duly authorized and approved by all necessary corporate action on the part of Optionee, has been duly executed and delivery by Optionee and constitutes a valid and legally binding obligation of Optionee enforceable in accordance with its terms.

     7.	REPRESENTATIONS AND WARRANTIES OF OPTIONOR.
Optionor represents, warrants and covenants to Optionee that:

          (a)	this Agreement has been duly authorized and
approved by all necessary corporate action on the part of Optionor, has been duly executed and delivered by Optionor and constitutes a valid and legally binding obligation of Optionor enforceable in accordance with its terms;

          (b)	Optionor is not subject to or obligated under any
provision of (i) its Certificate of Incorporation or Bylaws, (ii) any contract,
(iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree that would be breached or violated by its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (c)	no authorization, consent or approval of, or any filing
with, any public body or authority is necessary for consummation by it of the transactions contemplated by this Agreement;

          (d)	Optionor is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; and

                              4

          (e)	Optionor has taken all necessary corporate action to
authorize and reserve for issuance upon exercise of the Option the Option Shares, and the Option Shares, when issued and delivered by Optionor to Optionee upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of any claims, liens, encumbrances, security interest and charges of any nature whatsoever incurred by Optionor.

     8.	RESTRICTIONS ON TRANSFERABILITY; COMPLIANCE WITH
SECURITIES ACT.

          8.1	Restrictions on Transferability.  The Option is not
transferable. The Option Shares shall not be transferable except upon the conditions specified in the legend set forth at the beginning of this Agreement, which conditions are intended to insure compliance with the provisions of the Securities Act. Optionee will cause any proposed transferee of the Option Shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in such legend.

          8.2	Restrictive Legend.  Each certificate representing
(a) the Option, (b) the Option Shares, and (c) any other securities issued in respect of the Option Shares shall be stamped or otherwise imprinted with the legend materially similar to the legend set forth at the beginning of this Agreement; provided that no legend shall be affixed to any certificate representing any Option Shares, or other securities issued in respect of the Option Shares, issued following the registration of such shares.

     9.	RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF
OPTION. The rights and obligations of Optionor and of Optionee contained in Section 8 shall survive the exercise of the Option.

     10.	FRACTIONAL SHARES.  No fractional shares shall be issued
upon exercise of the Option. Optionor shall, in lieu of issuing any fractional share, pay Optionee a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

     11.	NOTICES.	All notices and other communications hereunder
shall be in writing and shall be deemed given if delivered personally or sent by facsimile (and promptly confirmed by mail) to the parties as follows (or at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall only be effective upon receipt):








                              5

If to Optionor to:

Netter Digital Entertainment, Inc.
5125 Lankershim Boulevard
North Hollywood, California  91601
Fax:  (818) 753-7655

with a copy to:

Ervin, Cohen & Jessup LLP
9401 Wilshire Boulevard
Suite 900
Beverly Hills, California  90212
Attn:  Kenneth A. Luer, Esq.
Fax:  (310) 859-2325

If to Optionee to:

Geoffrey Talbot
425 Maple Drive, Suite 202
Beverly Hills, CA 90210
Fax: (310) 273-2589

with a copy to:

Resch Polster Alpert & Berger LLP
10390 Santa Monica Boulevard, Fourth Floor
Los Angeles, California  90025-5053
Attn:  Aaron Grunfeld, Esq.
Fax:  (310) 552-3209

     12.	NUMBER AND GENDER.  Terms used herein in any number
or gender include other numbers or genders, as the context may require.

     13.	COUNTERPARTS.  This Agreement may be executed in one
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.	GOVERNING LAW.  This Agreement and performance under
it, shall be construed in accordance with and under the laws of the State of California. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope, such term or provision shall be adjusted rather than voided and

                              6

interpreted so as to be enforceable to the fullest extent possible, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

     15.	BINDING EFFECT; PARTIES IN INTEREST.  This Agreement
shall be binding upon, inure to the benefit of, and be enforceable by the successor and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     16.	ENTIRE AGREEMENT; MODIFICATIONS, AMENDMENTS
AND WAIVERS. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. No amendment, change or modification of this Agreement shall be valid unless it is in writing, is signed by all of the parties hereto, and expressly states that an amendment, change or modification of this Agreement is being made. No claim of waiver, consent or acquiescence with respect to any provision of this Agreement shall be made against any party hereto except on the basis of a written instrument executed by or on behalf of such party. The party hereto for whose benefit a condition is herein inserted shall have the unilateral right to waive such condition.

     17.	TAXES.  All taxes resulting from the issuance or exercise of the Option are the responsibility of the Optionee. Optionor assumes no responsibility for any taxes resulting from such issuance or exercise.

     18.	FURTHER ASSURANCES.  Each of the parties hereto shall
execute and deliver any and all additional papers and documents, and shall do any and all further acts and thing, as may be reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of this Agreement.

     19.	ATTORNEYS FEES.  In the event that any party hereto
brings an action or proceeding for a declaration of the rights of the parties under this Agreement, for injunctive relief, for an alleged breach or default, or any other action arising out of this Agreement or the transactions contemplated hereby, or in the event that any party is in default of its obligations pursuant hereto, whether or not suit is filed or prosecuted to final judgement, the prevailing party shall be entitled to reasonable attorneys' fees, in addition to any other court costs incurred and any other damages or relief awarded.










                              7

     IN WITNESS WHEREOF, Optionor and Optionee have executed this
Agreement as of the date first above written.


                                    "OPTIONOR"

                                    NETTER DIGITAL ENTERTAINMENT, INC.
                                    a Delaware corporation


                                    By: /s/ Douglas Netter
                                       ----------------------------
                                       Name:   Douglas Netter
                                       Its:   Chairman

                                    "OPTIONEE"



                                    /s/ Geoffrey Talbot
                                    ---------------------------
                                    Geoffrey Talbot













                              8